Exhibit 99.1
PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands)
(unaudited)

Return on Invested Capital ("ROIC") and Economic Return Calculations

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 31, 2016		October 1, 2016		January 2, 2016
Operating income, as reported	$33,903		$99,439		$21,524
Typhoon-related losses	—		2,871		—
Accelerated stock-based compensation expense	—		5,210		—
Restructuring and other charges	—		7,034		1,507
Adjusted operating income		$33,903	$114,554			$23,031
	x	4			x	4

Annualized adjusted operating income		$135,612	$114,554			$92,124
Tax rate	x	8%	x	11%	x	12%
Tax impact		10,849	12,601			11,055
Adjusted operating income (tax effected)		$124,763	$101,953			$81,069

Average invested capital	$720,197		$739,986		$753,078

ROIC	17.3%		13.8%		10.8%
Weighted average cost of capital ("WACC")	10.5%		11.0%		11.0%
Economic return	6.8%		2.8%		(0.2)%

	Dec 31,	Oct 1,	Jul 2,	Apr 2,	Jan 2,	Oct 3,
Average Invested Capital	2016	2016	2016	2016	2016	2015
Equity	$927,542	$916,797	$895,175	$871,111	$850,794	$842,272
Plus:
Debt—current	78,879	78,507	78,279	2,300	2,864	3,513
Debt—long-term	184,136	184,002	184,479	259,565	259,289	259,257
Less:
Cash and cash equivalents	(496,505)	(432,964)	(433,679)	(409,796)	(354,728)	(357,106)
Average invested capital	$694,052	$746,342	$724,254	$723,180	$758,219	$747,936

During the first quarter of fiscal 2017 average invested capital (December 31, 2016 and October 1, 2016) was $720,197. First quarter fiscal 2016 average invested capital (January 2, 2016 and October 3, 2015) was $753,078.